Exhibit 99.1

NEW

CONTACT:	William S. Aichele UNIVEST CORPORATION OF PENNSYLVANIA Chairman, President and CEO 215-721-2460
FOR IMMEDIATE RELEASE
Univest Corporation Announces its Position on Government Relief Programs;
Highlights Resilience and Strength of its Core Operations
SOUDERTON, Pa., November 13, 2008 — Univest Corporation of Pennsylvania (NASDAQ: UVSP), parent company of Univest National Bank and Trust Co. of Souderton, Pa., announced today its position on the three options presented to financial institutions as a result of the Emergency Economic Stabilization Act of 2008 and the related programs established by the United States Government to bolster liquidity and restore confidence in the banking system.
Univest Corporation has elected to not participate in the Treasury Department Capital Purchase Program. Under this program, the Treasury Department has allocated up to $250 billion to purchase senior preferred shares of FDIC-insured-depository institutions, U.S. bank holding companies, U.S. financial holding companies, and certain U.S. savings and loan holding companies to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.
“Our core operations are strong and we remain well capitalized,” said William S. Aichele, chairman, president and chief executive officer for Univest Corporation of Pennsylvania. “We are confident in Univest’s future and in our ability to continue to manage through these tough economic times without seeking government assistance. Our focused and disciplined approach to managing our lines of business has been tested before during challenging economic times and has stood the test of time for 132 years. We continue to invest in and support our local communities by taking local deposits and making local loans — all while also growing our nontraditional businesses of investments and insurance solutions and entering new geographic markets.”
Univest Corporation has elected to participate in the Federal Deposit Insurance Corporation’s (FDIC) Transaction Account Guarantee Program which provides a full guarantee on all non-interest bearing transaction accounts held by any depositor, regardless of dollar amount, through December 31, 2009.

“The FDIC’s effort to increase insurance coverage for non-interest-bearing transaction accounts is very positive,” said K. Leon Moyer, president and chief executive officer for Univest National Bank and Trust Co. “By participating in this program, we believe Univest is doing its part to boost consumer and business confidence, provide a safe-haven for customers to place their money during these volatile times, and encourage customers to save for their future.”
Finally, Univest Corporation has elected to opt out of the Debt Guarantee Program which fully guarantees any senior unsecured debt issued between October 14, 2008 and June 30, 2009. Qualifying debt would be fully protected in the event the issuing institution subsequently fails or its holding company files for bankruptcy.
About Univest Corporation
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties. Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial services centers, and 38 ATM locations throughout the region, and is the parent company of Univest Capital, Inc. (doing business as Vanguard Leasing, Inc.), a small ticket commercial leasing business; Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa., which serves commercial and personal customers; and Univest Investments, Inc., a full-service broker-dealer and investment advisory firm. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.
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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.